Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 27, 2025, relating to the consolidated financial statements of Whitehawk Therapeutics, Inc (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, PC

March 27, 2025